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                                                                    EXHIBIT 99.1

Contact: Halsey Pharmaceuticals
Investor Relations - Peter A. Clemens, Vice President & CFO
                     (815) 399-2060

                              FOR IMMEDIATE RELEASE

            HALSEY PHARMACEUTICALS ANNOUNCES COMPLETION OF FINANCING

ROCKFORD, II, FEBRUARY 6, 2004: Halsey Pharmaceuticals (OTC.BB-HDGC) (the "Company") today announced the completion of a private offering of Convertible Senior Secured Debentures (the "2004 Debentures") in the aggregate principal amount of approximately $12.3 million in accordance with the terms of a Debenture and Share Purchase Agreement dated February 6, 2004 (the "Purchase Agreement"). The lead investors in the offering were Essex Woodlands Health Ventures V, L.P., Care Capital Investments II, LP, and Galen Partners III, L.P (the "2004 Debenture Investor Group"). A portion of this financing represents the conversion of approximately $2.0 million in outstanding bridge loans (the "2003 Bridge Loans") and accrued interest thereon into the 2004 Debentures. The terms of the Purchase Agreement provide for the issuance of additional 2004 Debentures which would raise the total aggregate principal amount of the 2004 Debentures to $14.0 million, which may be increased subject to the consent of the 2004 Debenture Investor Group. The 2004 Debentures, issued at par, bear interest at the rate of 1.62% per annum and are secured by a lien on all assets of the Company and its subsidiaries.

The Company intends to use the net proceeds of the 2004 Debenture offering to continue the development of certain technology related to opiate active pharmaceutical ingredients and technologies to deter abuse of orally administered opiate analgesic products.

The 2004 Debentures plus interest accrued at the date of conversion will convert automatically into the Company's Series A convertible preferred stock (the "Series A Shares") at a price per share (the "Conversion Price") of $0.6425, representing the average of the closing bid and asked prices for the Company's Common Stock for the twenty (20) trading days ending two (2) trading days immediately prior to the date of the Purchase Agreement. Such conversion shall immediately follow the Company's receipt of shareholder approval at its next shareholders' meeting to restate the Company's Certificate of Incorporation (the "Charter Amendment") to authorize the Series A Shares and the Junior Preferred Shares (as described below) and the filing of the Charter Amendment with the New York Department of State (the "Charter Amendment Filing Date").

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Based upon the Conversion Price and estimating the interest accrual on the 2004
Debentures prior to the Charter Amendment Filing Date, the 2004 Debentures with an aggregate principal amount of $14 million would be convertible into approximately 22.0 million Series A Shares.

The Series A Shares have a liquidation preference equal to five times the Conversion Price (the "Liquidation Preference"). In addition, the Series A Shares are convertible into the Company's Common Stock, with each Series A Share convertible into the number of shares of Common Stock obtained by dividing the Liquidation Preference per share, by the Conversion Price (as such conversion price may be adjusted, from time to time, pursuant to the dilution protection provisions of the Series A Shares).

The Series A Shares are subject to mandatory conversion into the Company's Common Stock provided the Common Stock trades above a specified average price per share for a period of thirty (30) consecutive trading days during which certain average daily trading value is achieved. Without limiting the Liquidation Preference, the holders of the Series A Shares have the right to participate with the holders of the Company's Common Stock upon the occurrence of a liquidation event, including the Company's merger, sale of all or substantially all of its assets or a change of control transaction, on an as converted basis. In calculating such Common Stock participation right, the Series A Shares will be deemed convertible into 30% of the shares of Common Stock into which the Series A Shares are otherwise then convertible.

The Purchase Agreement provides that the holders of the Series A Shares shall have the right to vote as part of a single class with all holders of the Company's voting securities on all matters to be voted on by such security holders. Each holder of Series A Shares shall have the number of votes equal to the number of votes he would have had if such holder converted all Series A Shares into shares of Common Stock immediately prior to the record date relating to such vote. The Purchase Agreement provides that Care Capital, and Galen Partners collectively have the right to designate for nomination four (4) members of the Company's Board of Directors, with each such investor having the right to appoint one director designee, and such investors collectively having the right to designate one additional director designee.

As of February 6, 2004, the Company had issued an aggregate of approximately $87.7 million in principal amount (including interest paid in kind) of 5% convertible senior secured debentures maturing March 31, 2006 (the "Outstanding Debentures"). The Outstanding Debentures were convertible into an aggregate of approximately 190.1 million shares of the Company's Common Stock.

Simultaneous with the execution of the Purchase Agreement, and as a condition to the initial closing of the Purchase Agreement, the Company, the investors in the 2004 Debentures and each of the holders of the Outstanding Debentures executed a certain Debenture Conversion Agreement, dated February 6, 2004 (the "Conversion Agreement"). In accordance with the terms of the Conversion Agreement, the holders of approximately $6.7 million in principal amount of the Outstanding Debentures agreed to convert such debentures (plus accrued and unpaid interest) into Series B convertible preferred stock (the "Series B Shares") and the holders of the remaining Outstanding Debentures in the principal amount of approximately $81.0 million agreed to convert such debentures (plus accrued and unpaid interest) into Series C-1, C-2 and/or C-3 convertible preferred stock (collectively, the "Series C Shares" and together with the Series

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B Shares, the "Junior Preferred Shares"). The Junior Preferred Shares together with the Series A Shares are collectively referred to as the "Preferred Shares". The Conversion Agreement provides, among other things, for the automatic conversion on the Charter Amendment Filing Date of the Outstanding Debentures into the appropriate class of Junior Preferred Shares.

The number of Junior Preferred Shares to be received by each holder of the Outstanding Debentures will be based on the respective prices at which such debentures are convertible into Common Stock. The Junior Preferred Shares are convertible into the Company's Common Stock, with each Junior Preferred Share convertible into one share of Common Stock. The holders of the Junior Preferred Shares have the right to vote as part of the single class with all holders of the Company's Common Stock and the holders of the Series A Shares on all matters to be voted on by such stockholders, with each holder of Junior Preferred Shares having such number of votes equal to the number of votes he would have had if such holder had converted all Junior Preferred Shares held by such holder into shares of Common Stock immediately prior to the record date relating to such vote.

Based on the respective conversion prices of the Outstanding Debentures, including the estimated interest accrued under such debentures as of the Charter Amendment Filing Date, the Outstanding Debentures are convertible into an aggregate of approximately 20.2 million Series B Shares, 56.3 million Series C-1 Shares, 37.4 million Series C-2 Shares and 81.7 million Series C-3 Shares. The Junior Preferred Shares will automatically convert into the Company's Common Stock upon the conversion of the Series A Shares into Common Stock.

Simultaneous with the execution of the Purchase Agreement, the Company, the investors in the 2004 Debentures and the holders of the Outstanding Debentures executed a Voting Agreement dated February 6, 2004 pursuant to which each agreed to vote all of their respective voting securities of the Company in favor of the Charter Amendment. The Voting Agreement also provides that each party will vote all of their voting securities of the Company in favor of the Board of Director designees of each of Care Capital, Essex Woodlands and Galen Partners and one additional Board of Director designee nominated collectively by Care Capital, Essex Woodlands and Galen Partners. The aggregate voting securities held by the parties to the Voting Agreement represent approximately 75% of the voting rights under the Company's outstanding voting securities. The Company estimates that the Company's shareholders meeting at which the Charter Amendment will be presented for shareholder approval will be held in the second quarter of 2004.

The Company was a party to a certain Loan Agreement with Watson Pharmaceuticals, Inc. ("Watson") pursuant to which Watson has made term loans to the Company (the "Watson Loan Agreement") in the aggregate principal amount of approximately $21.4 million as evidenced by two promissory notes (the "Watson Notes"). As a condition to the completion of the 2004 Debenture offering and simultaneous with closing of the Purchase Agreement, the Company paid Watson the sum of approximately $4.3 million and conveyed certain Company assets to Watson in consideration for Watson's forgiveness of approximately $16.4 million of indebtedness under the Watson Notes. In addition, the Watson Notes were amended to, among other things, extend the maturity date from March 31, 2006 to June 30, 2007, to provide for the satisfaction of interest in the form of the Company's Common Stock, and to provide forbearance

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from the exercise of rights and remedies upon the occurrence of certain Events of Default. (the Watson Notes as so amended, the "Amended and Restated Watson Note"). The Amended and Restated Watson Note with a principal amount of $5.0 million was purchased from Watson by the 2004 Debenture Investor Group and certain other investors in consideration for a $1.0 million payment to Watson. The Amended and Restated Watson Note is secured by a first lien on all of the Company's and its subsidiaries' assets, senior to the lien securing the 2004 Debentures and all other Company indebtedness.

As of February 6, 2004, the Company had approximately 21.6 million shares of Common Stock issued and outstanding. In addition to its issued and outstanding shares of Common Stock, immediately prior to the initial closing of the Purchase Agreement, the Company had issued Convertible Securities providing for the issuance of up to an aggregate of approximately 233.4 million shares of the Company's Common Stock. Of such amount, approximately 190.1 million shares of Common Stock were issuable upon conversion of the Company's Outstanding Debentures, approximately 34.3 million shares of Common Stock were issuable upon the exercise of outstanding common stock purchase warrants and approximately 9.0 million shares of Common Stock were issuable upon the exercise of outstanding common stock purchase options.

The Company's Certification of Incorporation, as amended to date, provides that the Company is authorized to issue 80.0 million shares of Common Stock. After giving effect to the number of shares of Common Stock issuable by the Company under outstanding options and convertible securities, the Company had committed to issue approximately 175.0 million shares of Common Stock in excess of its currently authorized shares. No classes of preferred stock are currently authorized for issuance under the Company's Certification of Incorporation.

After giving effect to the 2004 Debenture offering and assuming the filing of the Charter Amendment, the conversion of the 2004 Debentures into a Series A Shares and the conversion of the Outstanding Debentures into Junior Preferred Shares, the Series A Shares will be convertible into an aggregate of approximately 110.0 million shares of the Company's Common Stock (representing approximately 29.6% of the Company's Common Stock on a fully-diluted basis) and the Junior Preferred Shares will be convertible into an aggregate of approximately 195.6 million shares of the Company's Common Stock (representing approximately 52.7% of the Company's Common Stock on a fully-diluted basis). After giving effect to the issuance of the Series A Preferred Shares and the Junior Preferred Shares, as well as the Company's outstanding common stock purchase options and warrants, the Company will have issued and outstanding securities convertible into an aggregate of approximately 349.0 million shares of Common Stock.

Halsey Pharmaceuticals, together with its subsidiaries, is an emerging pharmaceutical company specializing in proprietary active pharmaceutical ingredient and finished dosage form development.

Certain statements in this press release are forward looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward looking statements involve risk and uncertainties which may affect

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Halsey's business prospects, including economic, competitive, governmental, technological and other factors discussed in filings with the Securities and Exchange Commission.

This and past press releases are available at the Company's web site at www.halseydrug.com.

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